Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRW AUTOMOTIVE HOLDINGS CORP.

May 15, 2015

TRW Automotive Holdings Corp., a Delaware corporation (the “Corporation”) hereby certifies as follows:

1.                                      The board of directors of the Corporation duly adopted a resolution setting forth and declaring advisable this amendment to Article 1 of the Third Amended and Restated Certificate of Incorporation of the Corporation so that, as amended, such Article shall read as follows:

“1.                                The name of the corporation is ZF TRW Automotive Holdings Corp. (the “Corporation”).”

2.                                      In lieu of a vote of stockholders, written consent to the foregoing amendment has been given by the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), and such amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation as of the date first written above.

TRW AUTOMOTIVE HOLDINGS CORP.

By:	/s/ Joseph S. Cantie
	Name:	Joseph S. Cantie
	Title:	Executive Vice President and Chief Financial Officer